As filed with the Securities and Exchange Commission on August 13, 2015

Registration No. 333-176775

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 10

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND REAL ESTATE INCOME TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

The Corporation Trust, Inc.
300 East Lombard Street
Baltimore, Maryland 21202
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael J. Choate, Esq.	Robert H. Baum
Proskauer Rose LLP	Executive Vice President and
Three First National Plaza	General Counsel
70 West Madison	The Inland Real Estate Group, Inc.
Suite 3800	2901 Butterfield Road
Chicago, Illinois 60602-4342	Oak Brook, Illinois 60523
(312) 962-3567	(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-176775

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 10 to the Registration Statement on Form S-11 (No. 333-176775) is filed pursuant to Rule 462(d) solely to add an exhibit not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits.

(b) Exhibits: The additional exhibit filed as part of this Registration Statement on Form S-11 is set forth on the Exhibit Index following the signature page hereto.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 13th day of August, 2015.

INLAND REAL ESTATE INCOME TRUST, INC.

By:	/s/ JoAnn M. McGuinness
Name:	JoAnn M. McGuinness
Its:	President and principal executive officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	*	Director and Chairman of the Board	August 13, 2015
Name:	Daniel L. Goodwin

By:	*	Director	August 13, 2015
Name:	Lee A. Daniels

By:	*	Director	August 13, 2015
Name:	Stephen Davis

By:	*	Director	August 13, 2015
Name:	Gwen Henry

By:	*	Director	August 13, 2015
Name:	Bernard J. Michael

By:	/s/ Mitchell A. Sabshon	Director and Chief Executive Officer	August 13, 2015
Name:	Mitchell A. Sabshon

By:	/s/ JoAnn M. McGuinness	Director, President and Chief Operating Officer (principal executive officer)	August 13, 2015
Name:	JoAnn M. McGuinness

By:	/s/ Catherine L. Lynch	Chief Financial Officer (co-principal financial officer)	August 13, 2015
Name:	Catherine L. Lynch

By:	/s/ David Z. Lichterman	Vice President, Treasurer and Chief Accounting Officer (co-principal financial officer and principal accounting officer)	August 13, 2015
Name:	David Z. Lichterman

*	/s/ Roberta S. Matlin		August 13, 2015
Roberta S. Matlin, Attorney-in-fact

Exhibit Index

EXHIBIT NO.	DESCRIPTION

3.2	Second Amended and Restated Bylaws of Inland Real Estate Income Trust, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 13, 2015 (file number 000-55146))